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                                                                      Exhibit 11



             AMERICAN TELESOURCE INTERNATIONAL INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                 (In thousands)



                                                        For the Three Month Periods Ended       For the Nine Months Ended
                                                        ---------------------------------    --------------------------------
                                                         April 30, 1997    April 30, 1998    April 30, 1997    April 30, 1998
                                                         --------------    --------------    --------------    --------------
COMPUTATION OF BASIC LOSS PER SHARE
     Net loss                                            $       (1,034)   $       (1,923)   $       (3,002)   $       (3,735)
                                                         ==============    ==============    ==============    ==============

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                    27,009            43,447            24,980            39,612
                                                         ==============    ==============    ==============    ==============

BASIC LOSS PER COMMON SHARE                              $        (0.04)   $        (0.04)   $        (0.12)   $        (0.09)
                                                         ==============    ==============    ==============    ==============

COMPUTATION OF DILUTED LOSS PER SHARE
     Net loss                                            $       (1,034)   $       (1,923)   $       (3,002)   $       (3,735)
     Interest not incurred upon assumed conversion
       of convertible note                                            3                --                 9                 6
                                                         --------------    --------------    --------------    --------------
     Net loss applicable to common stockholders
       used for computation                              $       (1,031)   $       (1,923)   $       (2,993)   $       (3,729)
                                                         ==============    ==============    ==============    ==============

     Weighted average number of shares of common
       stock outstanding                                         27,009            43,447            24,980            39,612

     Weighted average incremental shares outstanding
       upon assumed conversion of options and warrants            2,387            10,008               875            13,150

     Weighted average incremental shares outstanding
       upon assumed conversion of convertible note                  200                --               200               133
                                                         --------------    --------------    --------------    --------------

WEIGHTED AVERAGE COMMON SHARES AND
     COMMON SHARE EQUIVALENTS USED FOR
     COMPUTATION                                                 29,596            53,455            26,055            52,895
                                                         ==============    ==============    ==============    ==============

DILUTED LOSS PER COMMON SHARE AND
     COMMON SHARE EQUIVALENT                             $        (0.03)   $        (0.04)   $        (0.12)   $        (0.07)
                                                         ==============    ==============    ==============    ==============



(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.